Exhibit 99.1

FOR IMMEDIATE RELEASE

SAEXPLORATION ANNOUNCES UPSIZE OF CREDIT FACILITY AND REDEMPTION OF SENIOR NOTES

July 9, 2018 – Houston, TX – SAExploration Holdings, Inc. (NASDAQ: SAEX, OTCBB: SAEXW), or SAE, announced that on July 5, 2018 it amended its existing credit agreement to increase the lenders’ maximum commitment to $30,000,000. In connection with the amendment, SAE has drawn an additional $10,000,000 in borrowings.

Concurrently with the upsize of its credit facility, SAE announced its intention to redeem the remaining $1,865,000 outstanding principal amount of its original $150,000,000 of 10.00% Senior Secured Notes due 2019 (the “2019 Notes”). The trustee, Wilmington Savings Fund Society, FSB, mailed the official redemption notices to all current holders of the 2019 Notes. On August 4, 2018 (the “Redemption Date”), the holders of the 2019 Notes will receive a redemption price of 100% of the principal amount of the 2019 Notes plus all accrued and unpaid interest up to the Redemption Date, subject to the right of the holders of record on July 1, 2018 to receive interest due on the scheduled July 15, 2018 interest payment date. Concurrently with the mailing of the redemption notice, SAE deposited sufficient funds with the trustee to pay the redemption price payable in respect of all outstanding 2019 Notes, plus accrued and unpaid interest. As a consequence of the foregoing, SAE satisfied and discharged its obligations under the 2019 Notes Indenture and the related security documents in accordance with the satisfaction and discharge provisions of the 2019 Notes Indenture.

Jeff Hastings, Chairman and CEO of SAE, commented, “The increase to our credit facility provides us with immediate additional liquidity to position us to capitalize on our near term strategic objectives and to fund working capital needs in advance of a potential return in activity. We believe this transaction is also reflective of our financing partners’ long-term commitment to SAE.”

About SAExploration Holdings, Inc.

SAE is an internationally-focused oilfield services company offering a full range of vertically-integrated seismic data acquisition and logistical support services in remote and complex environments throughout Alaska, Canada, South America, Southeast Asia and West Africa. In addition to the acquisition of 2D, 3D, time-lapse 4D and multi-component seismic data on land, in transition zones and offshore in depths reaching 3,000 meters, SAE offers a full suite of logistical support and in-field data processing services, such as program design, planning and permitting, camp services and infrastructure, surveying, drilling, environmental assessment and reclamation and community relations. SAE operates crews around the world, performing major projects for its blue-chip customer base, which includes major integrated oil companies, national oil companies and large independent oil and gas exploration companies. Operations are supported through a multi-national presence in Houston, Alaska, Canada, Peru, Colombia, Bolivia, Brazil and New Zealand. For more information, please visit SAE’s website at www.saexploration.com.

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The information in SAE’s website is not, and shall not be deemed to be, a part of this notice or incorporated in filings SAE makes with the Securities and Exchange Commission.

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the U.S. federal securities laws with respect to SAE. These statements can be identified by the use of words or phrases such as “expects,” “estimates,” “projects,” “budgets,” “forecasts,” “anticipates,” “intends,” “plans,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions. These forward-looking statements include statements regarding SAE’s financial condition, results of operations and business and SAE’s expectations or beliefs concerning future periods and possible future events. These statements are subject to significant known and unknown risks and uncertainties that could cause actual results to differ materially from those stated in, and implied by, this press release. Risks and uncertainties that could cause actual results to vary materially from SAE’s expectations are described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in SAE’s filings with the Securities and Exchange Commission. Except as required by applicable law, SAE is not under any obligation to, and expressly disclaims any obligation to, update or alter its forward looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

Contact

SAExploration Holdings, Inc.

Ryan Abney

Vice President, Finance

(281) 258-4400

rabney@saexploration.com

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